Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

REPLIGEN CORPORATION

Repligen Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (this “Amendment”) amends certain provisions of the Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 29, 1981 and amended September 17, 1999, as currently in effect (the “Certificate”).

2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors, and written consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate.

3. The Certificate is hereby amended by deleting the first paragraph of Article Fourth and replacing it in its entirety with the following:

“FOURTH The total number of shares of stock which the Corporation shall have authority to issue is eighty-five million (85,000,000), of which eighty million (80,000,000) shares shall constitute Common Stock, $0.01 par value per share (“Common Stock”), and five million (5,000,000) shares shall constitute Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

* – * – * – *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Certificate of Incorporation as of May 16, 2014.

REPLIGEN CORPORATION

By:	/s/ Walter C. Herlihy
Name:	Walter C. Herlihy
Title:	President and Chief Executive Officer

[Signature to Charter Amendment]